Lease agreement

Party A and B have reached an agreement through friendly consultation to conclude the following contract.

1.
Party A hereby agrees to lease No. 3-4, Unit 3, Building 3,Guian Garden, Yanghe Garden, Jiangbei District, Chongqing to Party B, the rent is RMB 5000 per month. The rent is payable semi-annually before the tenth day of each period, and the term of the lease is 3 years. Party A has the priority to extend the lease upon expiration.

2.
Party B shall comply with the rules and regulations of Yanghe Garden, and all the charges such as property management fee, elevator management fee, gas fee, telephone bill, cable bill and so forth shall be paid by Party B monthly in full amount before due day.

3.	Party A shall provide property certification to prove its legal ownership of the property at No. 3-4, Unit 3, Building 3,Guian Garden, Yanghe Garden, Jiangbei District, Chongqing.

4.
Party B shall pay RMB 5000 as deposit to Party A; during the lease term, in case Party B breaches this contract, Party A has the right to terminate the contract, and deduct the deposit. In this case, Party B shall bear all economic loss for Party A.

5.	During the lease term, in case Party B fails to abide by the contract, Party B shall pay Party A three times the amount of deposit as compensation.

6.	Party A shall provide Party B with a refrigerator, a washing machine, a 29-inch TV, a set of couch, two air-conditioners, two beds with two mattresses, a closet, and a stove.

7.	Party A shall provide Party B with a land line telephone.

8.	The rent shall not be changed during the lease term.

9.
Party B is responsible for keeping the electronics and furniture provided by Party A in good condition. Any damage due to improper use shall be compensated based on the original price. Party B is not be responsible for any damage caused by force majeure. Party A shall be responsible for repairing and replacing all the non-functioning electronics. Party B is not responsible for any influence of natural aging on furniture, electronics, floor, and wall.

10.
Party A will provide a list with model, certificate of origin, price, condition of all the electronics and furniture provided by Party A. Each party holds one copy upon signature for the purpose of the return of all the facilities when the lease term ends.

11.	Upon expiration of the lease and acceptance of property condition inspection, Party A shall return the RMB 5000 deposit to Party B

12.	The contract shall come into effect upon signature by both parties. There are 2 originals of this contract. Each party will hold 1 original.

Party A: Li Yan	Party B Binghui Lu

December 1 2010